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                                                                      Exhibit 99

                 Contact:      Robert Bowen, Chief Financial Officer
                                      Anne Rivers, Investor Relations
                                      Jeff Keene, Healthcare Media
                                      Cytyc Corporation: 978-266-3010
                                      www.cytyc.com

                                      Robert P. Jones/Lauren Levine
                                      Media: Greg Tiberend/Dan Budwick
                                      Morgen-Walke Associates: 212-850-5600

                                      Lloyd Benson/Shanti Skiffington
                                      Schwartz Communications:  781-684-0770


FOR IMMEDIATE RELEASE

               CYTYC CORPORATION APPOINTS NEW INDEPENDENT AUDITOR

Boxborough, MA, May 21, 2002 -- Cytyc Corporation (Nasdaq:CYTC) announced today that its Board of Directors has appointed Deloitte & Touche LLP as the Company's independent auditor, replacing Arthur Andersen LLP. The change is effective today.

The appointment of Deloitte & Touche was made by the Board of Directors on the recommendation of its Audit Committee, which conducted a thorough assessment of the Company's needs for independent audit services, to ensure that shareholders will continue to maintain confidence in the integrity of the Company's financial statements. The decision to change auditors was not the result of any disagreement between Cytyc Corporation and Arthur Andersen on any matter of accounting principles, practices, or financial disclosure.

"The Boston-based Arthur Andersen team has provided quality audit services to Cytyc since 1987 and the Company thanks the engagement team for its dedicated and professional work," said Patrick J. Sullivan, Cytyc's vice-chairman, chairman-elect, and chief executive officer.

Cytyc Corporation develops, manufactures and markets products for medical diagnostic applications primarily focused on women's health. Cytyc's ThinPrep? System is widely used for cervical cancer screening and serves as a platform for the Company's expansion into breast cancer risk assessment with the FirstCyte? Ductal Lavage device. The ThinPrep System consists of the ThinPrep(R) 2000 Processor, ThinPrep(R) 3000 Processor, and related reagents, filters, and other supplies. Cytyc is traded on The Nasdaq Stock Market under the symbol CYTC and is a part of the S&P Midcap 400 Index and The Nasdaq-100 Index.

Cytyc(R) and ThinPrep(R) are registered trademarks of Cytyc Corporation. FirstCyte(TM) is a trademark of Cytyc Corporation for which registration has been applied.

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